Exhibit 99

              Astea Reports Profitable Second Quarter 2004 Results


    HORSHAM, Pa., Aug. 12 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service management solutions, today released financial results for the second quarter of 2004.

    For the quarter ended June 30, 2004, Astea reported revenues of $4.4 million compared to revenues of $3.1 million for the quarter ended June 30, 2003, a 41% increase. Net profit for the quarter was $309,000 or $0.10 per diluted share, compared to a net loss of $1.5 million or $0.51 per diluted share for the same period in 2003. Software license fee revenues were up sharply by 415% to $1.6 million compared to $312,000 for the same period in 2003.

    "We are pleased to see the Company has performed well for a second consecutive quarter, underscoring the demand in the market for world-class service management solutions," said Zack Bergreen, CEO and president of Astea International. "Our European business unit executed very well and the Japanese market continues to perform very strongly. Initial response to our latest version on the Microsoft .NET platform has been very positive as far as its comprehensive new functionality and customization capabilities, not to mention the technology benefits of leveraging integration standards through Web services."


    SECOND QUARTER HIGHLIGHTS
    -- Attained several significant new license deals, including EDS GFS Germany, True Fitness in the US, and TEC and MT Services East in Japan.
    -- Continued to support implementation roll-outs with JCI (France) and Atlet (France) and PM OnBoard (UK); Pomeroy, True Fitness, JCI, and Circuit City in the US; and Xceed Pasifika (Fiji), GDC (New Zealand), and CTC (Japan) in Asia Pacific.
    -- Executed successful lead generation programs with our partner network, including Intermec and Microsoft.
    -- Completed development of Astea's newest service management suite developed on the Microsoft .NET platform and released it to select customers in the first week of the third quarter.


    "I am particularly excited about our upcoming ACE (Astea Customer Exchange) user conference in October. This year's conference will include customers from all around the world. I look forward to personally talking to our international customer base about their future service lifecycle management strategies," concluded Bergreen.

    Astea will host a conference call that will be broadcast live over the Internet on Thursday, August 12, 2004 at 11:00 AM EDT to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/ab_investors.asp. For those who cannot listen to the live broadcast, a replay will be available two hours after the call and will remain available for thirty days.


    About Astea International

    Astea is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. The Astea Alliance suite supports the complete service lifecycle, from lead generation and project quotation to service and billing through asset retirement. It integrates and optimizes critical business processes for Contact Center, Field Service, Depot Repair, Logistics, Professional Services, and Sales and Marketing. Astea extends its application suite with portal, analytics and mobile solutions. Since its inception in 1979, Astea has licensed applications to companies in a wide range of sectors including information technology, telecommunications, instruments & controls, business systems, and medical devices.


    Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.


    This press release contains forward-looking statements (including expectations of future results) that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.



SOURCE  Astea International Inc.
    -0-                             08/12/2004
    /CONTACT: George Rapp of Astea International, +1-215-682-2500, grapp@astea.com/
    /Web site:  http://www.astea.com/ab_investors.asp
                http://www.astea.com /
    (ATEA)

CO:  Astea International Inc.
ST:  Pennsylvania
IN:  CPR STW OTC
SU:  ERN MAV CCA